Exhibit 99.1

RGS Energy Reports First Quarter 2015 Results

LOUISVILLE, CO, May 11, 2015 – RGS Energy (NASDAQ: RGSE), one of the nation’s leading rooftop installers of solar equipment, has reported results for its first quarter ended March 31, 2015. The company also filed today its quarterly report on Form 10-Q.

Restructuring and Business Climate Effect on 1st Quarter Results

As previously disclosed, the company’s first quarter of 2015 operating results were affected by inclement weather on the East Coast, where the company has its largest concentration of backlog, and by limited access to equipment to convert backlog to revenue. The limited access to equipment arose from the company’s recent financial and cash operating losses and resulting untimely payments to vendors. The company took actions to address these circumstances, including securing new financing of up to $11.5 million, extending its bank facility on improved terms, and reducing its fixed cash operating infrastructure costs.

As a result of the company’s actions to improve its financial condition, including using proceeds received from a capital raise to reduce its accounts payable, the company has regained access to the solar panels it needs to convert its backlog to revenue, beginning with the start of the second quarter of 2015. In April, residential segment revenue was $4.0 million, as compared to $6.9 million for the entire first quarter of 2015. The strong revenue growth in April is primarily due to the access to panels as well as improved weather conditions.

Gross margin percentage in the first quarter was lower due to the anticipated revenue decline while maintaining the fixed costs of a bi-coastal construction organization. The gross margin decline was mitigated by the company’s cost improvement plans, which in total reduced, on a comparative quarter to quarter basis, selling and operating expenses, general and administrative expenses, and acquisition-related costs by $3.5 million from the prior year quarter and $3.7 million from the fourth quarter of 2014. The company has since taken action to reduce the fixed cost of its construction organization by closing its California offices and further establishing relationships with third party integrators for installations.

Cash and Available Borrowings:

(in thousands)	December 31, 2014	March 31, 2015	May 5, 2015
Cash plus availability under current borrowing base	$3,001	$2,765	$2,637
Cash plus availability under maximum allowed borrowing base	$3,097	$4,032	$3,255

Q1 2015 Financial Summary

•	In the first quarter of 2015, net revenue decreased 23% to $10.6 million from the prior year quarter.

•	Residential segment average selling price (ASP) on new sales orders rose 12.4% from the prior year quarter and increased 4% from the fourth quarter of 2014. The increase in ASP is primarily due to the company’s continued focus on pricing discipline.

•	Approximately 33% of the company’s revenue for the first quarter of 2014 was from two states, Missouri and Colorado, which previously offered attractive incentives to homeowners. With the repeal of those incentives, the revenue from these states in the first quarter of 2015 was approximately 1% of revenue. The company grew its backlog in the East Coast since the prior year quarter to offset this decline, but was hampered in converting that backlog into revenue by the inclement weather in the East Coast during the first quarter of 2015 and the limited access to solar panels.

•	Progress on transformative initiatives:

•	Sales orders for E-sales increased 8% to $2.6 million in the first quarter versus the same prior year quarter.

•	Sales orders for leasing decreased $1 million sequentially to $0.4 million in the quarter reflecting the company’s decision to optimize its use of working capital by originating leases for sale to third parties. There are no sales orders for leasing in the first quarter of 2014 given the leasing program was launched in the third quarter of 2014.

•	The company installed solar equipment on 264 roofs in the first quarter, as compared to 516 installations in the prior year quarter. The decline in rooftop installations is due to the reduction in the Missouri and Colorado markets, the limited availability of solar panels and the adverse weather on the East Coast.

•	In the first quarter, the loss from continuing operations, net of tax, improved to $3.5 million as compared to a loss of $12.0 million from the prior year quarter.

•	Gross margin for the residential segment was 10.3% in the first quarter of 2015, which declined from 20.0% from the prior year quarter. The decline primarily reflects the gross margin percentage declining whenever there is a decrease in revenue, as there is a fixed cost element in the cost of goods sold, and residential segment revenue declined 48% from the prior year quarter.

•	Sunetric experienced continuing delays in installations arising from the local utility not approving interconnection requests, resulting in a 36% decline in revenue from the fourth quarter of 2014 and causing an adverse impact on the gross margin percentage. However, in April, the local utility approved for installation approximately 40 projects in Sunetric’s backlog.

•	Aggregate selling and operating and general and administrative expenses decreased $2.4 million to $5.6 million in the quarter versus the prior year quarter. The decrease in the selling and operating expenses was in part attributable to management’s decision to create a different commission plan structure, reducing the amount of paid leads purchased by marketing, as well as a decrease in headcount.

•	Acquisition-related costs decreased $1.1 million from the prior year quarter reflecting the company’s strategy of not pursuing acquisitions of companies.

•	Depreciation and amortization decreased $0.5 million from the prior year quarter primarily due to the prior year quarter including amortization expense of purchased intangible assets from acquisitions which have subsequently been impaired.

•	Derivative gain was $1.8 million in the quarter versus a derivative loss of $4.7 million in the first quarter of 2014. The change in derivative liability is principally due to the company’s market capitalization declining from the same prior year quarter.

•	Loss from discontinued operations, net of tax, was $0.2 million, reflecting the run-off of the Large Commercial segment.

•	Including both continuing and non-continuing operations, net loss for the quarter totaled $3.7 million or $(0.06) per share, as compared to a net loss of $14.8 million or $(0.34) per share in the first quarter of 2014.

Backlog and Net Sales Orders

Backlog has increased for transactions from acquired companies at the date of acquisition and thereafter for net sales orders (representing newly signed contracts with customers, net of contract cancellations or holds), and decreased for installations reflected in revenue.

•	Backlog increased 103% to total $45.7 million at March 31, 2015 as compared to total backlog at March 31, 2014. Residential backlog increased 30% to $29.2 million at March 31, 2015 from the prior year quarter.

•	The year-over-year growth in backlog is primarily due to the Sunetric acquisition as well as new sales orders.

•	Backlog decreased 26% or $16.0 million from backlog at December 31, 2014.

•	Sunetric’s backlog declined by $5.5 million from December 31, 2014, primarily due to a $5 million contract, which the company decided to cancel, as the variable expense assumptions in the contract no longer met the anticipated profit expectations. Residential segment backlog declined $10.5 million from December 31, 2014 primarily due to installations of approximately $7 million with the remainder representing net cancellations for the quarter in excess of new sales orders for the quarter. The company has historically experienced a higher cancellation rate during the first quarter. On a comparative basis, new sales orders from the prior year quarter declined by $10 million and net cancellations increased by approximately $2 million.

The company did not emphasize originating new sales during the first quarter of 2015 as its strategy was to position the company to be able to convert the existing record backlog to revenue and transform its approach to its sales organization for improved sales efficiency in future periods.

Financing Capacity

•	For the quarter, approximately 42% of installations were paid for in-cash by RGS customers, approximately 42% using third-party loan programs, and 16% utilizing company and third-party lease programs.

•	As previously reported, during the first quarter of 2015, the company arranged for additional capital of up to $11.5 million, of which, net of offering costs of $0.8 million, $6.3 and $8.5 have been received as of March 31, 2015 and May 5, 2015, respectively. The company recorded an initial reduction to equity of approximately $12 million to establish the warrant liability which, over the remaining terms of the warrants, will be reflected in equity.

•	During the quarter, the company announced an arrangement with a third party lease financier to facilitate the sale of leases.

Management Commentary

“The first quarter accomplishments included key milestones in our path to turn around RGS’ business,” stated Dennis Lacey, RGS Energy’s CEO. “These achievements included securing up to $11.5 million in new capital, extending our loan agreements, and restructuring our business to significantly reduce our selling and operating and general and administrative expenses, which have declined 38% or $3.5 million since the fourth quarter of 2014.

“We now have greater access to solar panels and are beginning to convert our backlog to revenue at a faster rate, allowing us to simultaneously redirect greater resources towards our transformative business initiatives. These initiatives include expanding our entire sales organization, including our call center-based sales model, and seeking financing partners for our leasing program. We are encouraged by the progress we are making.”

Earnings Conference Call

RGS Energy will hold a conference call to discuss its first quarter 2015 financial results later today. Management will host the presentation, followed by a question and answer period.

Date: Monday, May 11, 2015

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-888-205-6702

International dial-in number: 1-913-312-0940

Conference ID: 7309081

Webcast: http://public.viavid.com/index.php?id=114406

The conference call will be webcast live and available for replay via the investor relations section of the company’s website at RGSEnergy.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through May 18, 2015.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 7309081

About RGS Energy

RGS Energy (NASDAQ: RGSE) is one of the nation’s leading rooftop installers of solar equipment, serving residential and small business customers in the mainland U.S. and Hawaii. Beginning with one of the very first photovoltaic panels sold in 1978, the company has installed tens of thousands solar power systems. RGS Energy makes it very convenient for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support.

For more information, visit RGSEnergy.com, on Facebook at www.facebook.com/rgsenergy and on Twitter at www.twitter.com/rgsenergy. RGS Energy is a trade name and RGS Energy makes filings with the Securities and Exchange Commission under its official name “Real Goods Solar, Inc.” For more information about the company, visit www.rgsenergy.com.

Forward-Looking Statements and Cautionary Statements

This press release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they provide our current beliefs, expectations, assumptions and forecasts about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “strive,” “future,” “intend,” “may,” “will” and similar expressions as they relate to us are intended to identify such forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward- looking statements include, without limitation, the following: the continuation and level of government subsidies and incentives for solar energy, the impacts of worsening economic conditions on homeowners and small commercial operation that may limit their ability and desire to invest in solar systems, changing and updating technologies and the issues presented by these new technologies related to customer demand and our product offering, the rates charged by electric utilities that may impact the desirability of our product to customers, the impact of a drop in the price of conventional energy on demand for solar energy systems, new regulations impacting solar installations including electric codes, access to electric grids, the willingness of electric utilities to allow interconnections and other regulations effecting energy consumption by consumers, factors impacting the timely installations of solar systems, seasonality and adverse weather conditions inhibiting our ability to install solar systems, our inability to maintain effective disclosure controls and procedures and internal control over financial reporting, our ability to operate with our existing financial resources and capital available under our debt facility, the impact of our current indebtedness on our financial health, our ability to continue to obtain access to financing and financial concessions when needed from financiers, loss of key personnel and ability to attract necessary personnel, our history of operating losses, our failure to realize cost savings from restructuring and optimization, geographic concentration of revenue from the sale of solar energy systems in east coast states, Hawaii and California, our failure to timely or accurately complete financing paperwork behalf of customers, adverse outcomes arising from litigation and contract disputes, disruption of our supply chain from equipment manufacturers, construction risks and costs, competition, continued access to competitive third party financiers to finance customer solar installations, failure by manufacturers of third party installers to perform under their warranties to us, failure of customers to pay per contractual terms, potential shortages of supplies for solar energy systems, conditions affecting international trade having an adverse effect on the supply of solar photovoltaic modules, delays or cancellations for system installations done on a percentage-of-completion, non-compliance with NASDAQ continued listing standards, changing reporting requirements which require significant compliance efforts and resources, volatile market price of our Class A common stock, lack of coverage of our Class A common stock by securities analysts, the low likelihood that we will pay any cash dividends on our Class A common stock for the foreseeable future, possibility of future dilutive issuances of securities, anti-takeover provisions in out organizational documents, the significant ownership and voting power of our Class A commons stock held by Riverside Renewable Energy Investments, LLC, and such other factors as discussed throughout Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Conditions and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2014.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. These documents are available on both the EDGAR section of the SEC’s website at www.sec.gov and the Investor Relations section of the company’s website at www.rgsenergy.com.

RGS Energy

Consolidated Condensed Balance Sheets

(in thousands, except per share amounts—unaudited)

	March 31, 2015	December 31, 2014
Cash	$992	$1,947
Accounts Receivable	6,521	8,293
Inventory	3,713	4,639
Other Current Assets	7,554	5,847
Assets of Discontinued Operations	3,698	8,427

Total Current Assets	22,478	29,153
Goodwill and Intangibles	1,338	1,338
Other Assets	3,873	3,533
Assets of Discontinued Operations	997	1,082

Total Assets	$28,686	$35,106

Line of Credit and Term Loan	1,960	4,350
Related Party Debt	3,150	3,150
Accounts Payable	11,373	13,398
Other Current Liabilities	7,326	8,575
Liabilities of Discontinued Operations	6,237	7,984

Total Current Liabilities	30,046	37,457
Warrant Liability	9,909	2,491
Other Liabilities	108	132
Liabilities of Discontinued Operations	237	326

Total Liabilities	40,300	40,406
Stockholder’s Equity (deficit)	(11,614)	(5,300)

Liabilities and Stockholders’ Equity	$28,686	$35,106

RGS Energy

Consolidated Summary Statements of Operations

(in thousands, except per share amounts—unaudited)

	Three Months Ended March 31,
	2015	2014
Net Revenue	$10,610	$13,767
Cost of Goods Sold	9,713	10,956

Gross Margin	897	2,811
Gross Margin (%)	8.45%	20.42%
Selling and Operating	4,071	5,936
General and Administrative	1,557	2,073
Stock option compensation	245	203
Acquisition-related Costs	—	1,110
Asset Impairment	—	—
Depreciation and Amortization	150	631
Restructuring Costs	21	—

Total Expenses	6,044	9,953
Operating Loss from Continuing Operations	(5,147)	(7,142)
Interest Income (Expense), Net	(225)	(221)
Derivative Gain (Loss)	1,755	(4,667)
Income Tax Expense (Benefit)	(65)	6

(Loss) from Continuing Operations, net of tax	(3,552)	(12,036)
(Loss) From Discontinued Operations, net of tax	(182)	(2,792)

Net Loss	$(3,734)	$(14,828)

Earnings per share	$(0.06)	$(0.34)
Weighted average shares outstanding	57,421	43,600

RGS Energy

Segment Results

(in thousands—unaudited)

	First quarter Results
	2015	2014
Residential:
Revenue	$6,857	$13,274
COGS	6,148	10,616

Gross Margin	709	2,658
GM%	10.34%	20.02%
Sunetric:
Revenue	$3,753	$—
COGS	3,565	—

Gross Margin	188	—
GM%	5.01%	0.00%

RGS Energy

Supplemental Information

	First quarter Results
	2015	2014
Rooftop Installations:
Residential	222	516
Sunetric	42	—

Total	264	516
kW Installed:
Residential	1,657	3,643
Sunetric	904	—

Total	2,561	3,643
Net Orders (dollars in thousands):
Residential	$(3,811)	$7,765
Sunetric	$(1,582)	$—

Total	$(5,393)	$7,765
Net Orders (kW):
Residential	(954)	1,607
Sunetric	(363)	—

Total	(1,317)	1,607

	First quarter results 2015
	Backlog Rooftops	Backlog Value ($‘000’s)
Backlog Information
Residential	876	$29,187
Sunetric	168	$16,484

Total	1,044	$45,671

	First quarter results 2014
Residential	699	$22,533
Sunetric	—	$—

Total	699	$22,533

Media and Investor Relations Contact

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RGSE@liolios.com